EXHIBIT 99
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                                  [AGWAY LOGO]


To:        All Employees (via Email)
From:      Mike Hopsicker
Date:      September 8, 2003
Re:        Update


              SUPERVISORS - PLEASE PROVIDE A COPY OF THIS EMAIL TO
                     ALL EMPLOYEES WHO DO NOT RECEIVE EMAIL

The following is an update and progress report on several issues related to Agway's Chapter 11 case. As reported in previous "Updates," the next few months are critical as key decisions will be made regarding the potential sales of businesses and potential distributions to creditors under Agway's Chapter 11 Plan. I appreciate all that you have done throughout this process to serve our customers and support each other. I ask that you continue these efforts as we move forward.

1.   Energy  -  Negotiations  are  continuing  with  several  potential  buyers.
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     Concurrently,  we are actively  exploring another option for maximizing the value of the Energy business for Agway's  creditors.  At this stage, we are
     working  to  determine   the  values  that  can  be  realized   under  each
     alternative. Once those values are understood with certainty, we will decide, after consultation with the Creditors' Committee, which alternative to pursue. As previously reported, reorganizing Agway around the Energy
     business  is  still  an  option,   but  will  only  be  considered  if  the
     alternatives we are currently pursuing do not provide adequate value for Agway's creditors. Our target is to complete the Energy transaction before the Thanksgiving holiday.

2.   Feed - We are  currently  in  the  early  stages  of  negotiating  separate
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     purchase  and  sale  agreements  for  Agway  Feed  and  Nutrition  and Feed
     Commodities International. We anticipate that any final agreements that are reached will be subject to an auction process conducted by the Bankruptcy Court to ensure that creditors are receiving the highest and best offer. Our target is to complete the Feed business transactions before the end of this calendar year. In addition, the Easton, NY TSPF heifer facility has been sold, we are in the process of completing the sale of the Newburg, PA TSPF facility and we expect to finalize the sale of the Elba, NY TSPF facility later this month.

3.   CPG - We  are  currently  evaluating  proposals  received  on  the  Produce
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     business and conducting  management  presentations  for potential buyers of
     CPG Nutrients and CPG Technologies. With respect to CPG Nutrients, on August 20, 2003, we voluntarily withdrew Optigen(R)1200 Controlled Release Nitrogen ("Optigen"), CPG Nutrients' only product, from the market. CPG Nutrients initiated the voluntary withdrawal for three reasons: a) the Company and the FDA's Center for Veterinary Medicine disagree over Optigen's regulatory status; b) the uncertainty regarding the timeframe for resolving these differences of opinion; and c) the current financial situation of Agway. CPG Nutrients firmly believes that Optigen is safe. Optigen has been subjected to many safety and functionality tests. Independent scientists have confirmed the safety of Optigen and outside legal advisors have concluded that Optigen is safe for feeding to dairy cows and may be marketed in accordance with the Federal Food, Drug and Cosmetic Act without FDA approval as a food additive. CPG Nutrients will continue to seek the cooperation of the FDA in confirming a suitable regulatory status so that Optigen may be re-introduced at the earliest possible time.

4.   Chapter 11 Plan - A draft of Agway's Chapter 11 Plan, which is the document
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     that describes the path we will take for each of our businesses (i.e., sell or reorganize) and estimates the potential distribution and timing of such distributions to creditors, was provided to the Creditors' Committee in


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     early August. We expect to submit our Plan to the Court and creditors after the results of the sale processes clarifies our available options. Currently, Agway has the exclusive right to submit a Chapter 11 Plan to the Court until September 27, 2003. We may, however, request from the Court an extension of this exclusivity period in case additional time is required to complete the preparation of our Chapter 11 Plan.

5.   State  Street ERISA  Litigation  - Last  February,  in a  communication  to
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     participants in the Agway Employees'  401(k) Thrift  Investment Plan, State
     Street Bank and Trust Company, which is the independent fiduciary for the Plan's Company Security Fund option, informed participants that they were evaluating potential claims on behalf of the Fund, including legal claims. On August 26, 2003, State Street filed a lawsuit in federal court against certain current and former members of Agway's board of directors and employee benefit plan committees (EBPAC and EBPIC), as well as the Plan's auditor (PricewaterhouseCoopers) and trustee (Boston Safe Deposit & Trust Company), alleging that they breached their fiduciary duties under ERISA, a federal law that regulates 401(k) plans. In broad terms, State Street alleges that Agway securities were improperly purchased and held by the Fund at face value, that the fair market value of the Agway securities was substantially lower and that the Plan fiduciaries should not have continued to purchase and hold Agway securities in the Fund after some unspecified point in time when, State Street alleges, Agway's financial condition rendered these securities an unreasonable and imprudent investment option for the Plan. Agway believes that the actions taken by the board, EBPAC and EBPIC have been reasonable and prudent and such actions will be vigorously defended in this case.

6.   Retiree Committee - On August 21, 2003, five Agway retirees were  appointed
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     to the Official  Committee of Holders of Retiree Benefit  Claims.  The five are: Bob Engfer, Peggy Hill, Bob Kutil, Charlie Saul and Ned Tudi (Chairman). There are four retiree benefits that the Retiree Committee will be asked to address: a) the prescription drug program available to retirees age 65 and over, b) the retiree "step down" life insurance program, c) the retiree death benefit, and d) the social security supplement provided to qualifying retirees between the ages of 55 and 65, designed to assist in defraying medical insurance premium expenses. The first two benefits are paid by Agway Inc. The last two benefits are paid by the Pension Plan. Agway management will work with the Retiree Committee to facilitate their evaluation of these benefit programs.



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